Carlisle Companies Incorporated
250 South Clinton Street, Suite 201
Syracuse, New York 13202-1258
(315) 477-9108 • FAX (315) 474-2008

Steven J. Ford
Vice President, Secretary and General Counsel

Exhibit 5

September 6, 2002

The Board of Directors
Carlisle Companies Incorporated
13925 Ballantyne Corporate Place, Suite 400
Charlotte, North Carolina 28277

Dear Board of Directors:

        I have acted as Counsel for Carlisle Companies Incorporated (the "Company") in connection with the proposed issuance of up to 200,000 shares of its common stock, $1.00 par value, under its Non-Employee Director Stock Option Plan (the "Plan") pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement").

        In connection with the opinions set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.

        Based upon the foregoing, it is my opinion that the shares of common stock which may be issued or transferred or sold pursuant to the Plan will, when issued, delivered and paid for, be legally issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the references to me in the Registration Statement.

Very truly yours,

/s/ Steven J. Ford

Steven J. Ford
Vice President, Secretary
and General Counsel

SJF:mkf